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                                                                    Exhibit 23.2

                CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement of Venture Seismic Ltd. (the "Company") on Form S-3 and the related Prospectus of the Company for the registration of 100,000 of its common shares and to the incorporation by reference therein of our report dated February 19, 1998 with respect to the financial statements of Continental Holdings Ltd. included in the Annual Report (Form 10-KSB) of Venture Seismic Ltd. for its year ended September 30, 1997, filed with the Securities and Exchange Commission on December 24, 1997.


                                   /s/ Meyers Norris Penny & Co.
                                   Chartered Accountants



Calgary, Alberta
April 21, 1998